Exhibit 10.1

SHARE EXCHANGE AGREEMENT

This SHARE EXCHANGE AGREEMENT (this “Agreement”) is entered into as of this 12th day of November, 2010, by and among China INSOnline Corp., a Delaware corporation (hereinafter referred to as “CIC”), Ding Neng Holdings Limited, a British Virgin Islands business company (“Ding Neng”) and the shareholders of Ding Neng listed on Schedule A hereto (collectively, the “Ding Neng Shareholders”).

WHEREAS, CIC is a publicly reporting company organized under the laws of Delaware with no significant operations;

WHEREAS, the Ding Neng Shareholders collectively own 100% of the issued and outstanding capital stock of Ding Neng;

WHEREAS, Ding Neng owns 100% of the issued and outstanding capital stock of Ding Neng Bio-technology Co., Limited, a Hong Kong company (“DBT”), which owns 100% of the issued and outstanding capital stock of Zhangzhou Fuhua Biomass Energy Technology Co., Ltd. (the “WOFE”), a wholly foreign owned enterprise incorporated under the laws of the People’s Republic of China (the “PRC”);

WHEREAS, on October 28, 2010, the WOFE entered into a series of contractual agreements with Fujian Zhangzhou Dingneng Bio-Technology Co., Ltd. (“Ding Neng Bio-Tech”), a company incorporated under the laws of the PRC, and its shareholders, in which the WOFE effectively assumed management of the business activities of Ding Neng Bio-Tech and has the right to appoint all executives and senior management and the members of the board of directors of Ding Neng Bio-Tech (Ding Neng, DBT, WOFE and Ding Neng Bio-Tech shall be referred to herein collectively as the “Group”);

WHEREAS, CIC proposes to acquire 100% of the issued and outstanding equity securities of Ding Neng (the “Ding Neng Shares”) from the Ding Neng Shareholders in exchange (the “Exchange”) for the issuance by CIC to the Ding Neng Shareholders of a number of newly issued shares (the “Exchange Shares”) of CIC’s common stock, par value $0.001 per share (the “Common Stock”) representing an aggregate of 85% (subject to adjustment as set forth herein) of the issued and outstanding shares of Common Stock immediately following the Closing, and the Ding Neng Shareholders desire to exchange their respective Ding Neng Shares for the Exchange Shares on the terms described herein; and

WHEREAS, prior to the closing of the Exchange (the “Closing”), (1) the Common Stock shall be subject to a reverse split on a basis between 1:20 and 1:40, to be determined by the CIC Board of Directors within five business days of the date of the Closing (the “Reverse Split”), to facilitate the compliance of CIC following the Closing Date with the initial listing requirements of the Nasdaq Capital Market and (2) CIC shall obtain all necessary approvals and consents required to change its name to China Bio-Energy Corp. effective as of the Closing (the “Name Change”); and

WHEREAS, on the date of the closing (the “Closing Date”), and as a result of the transactions contemplated hereby, Ding Neng will become a wholly-owned subsidiary of CIC.

NOW THEREFORE, on the basis of the foregoing stated premises and for and in consideration of the mutual covenants and agreements hereinafter set forth and the mutual benefits to the parties to be derived here from, and intending to be legally bound hereby, it is hereby agreed as follows:

ARTICLE I

REPRESENTATIONS, COVENANTS, AND WARRANTIES OF DING NENG

As an inducement to, and to obtain the reliance of CIC, except as set forth in the Schedules of Ding Neng attached hereto (the “Ding Neng Schedules”), Ding Neng, DBT, WOFE and Ding Neng Bio-Tech hereby each represent and warrant, solely on behalf of itself, to CIC as of the date hereof and as of the Closing Date.  All references to the Group or each of Ding Neng, DBT, WOFE or Ding Neng Bio-Tech in this Article I shall be deemed to also refer to its respective subsidiaries and affiliates.  As used herein, the term “knowledge of the Group” or similar language refers to the actual knowledge of the executive officers and directors of Ding Neng Bio-Tech.

Section 1.01 Organization.  Each member of the Group is organized under the laws of the jurisdiction set forth in Schedule 1.01 of the Ding Neng Schedules, is duly formed or organized, validly existing and in good standing under the laws of its jurisdiction of organization and has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being or currently planned by each member of the Group to be conducted.  Each member of the Group is in possession of all governmental or third party approvals necessary to own, lease and operate the properties it purports to own, operate or lease, to carry on its respective business as it is now being conducted and to consummate the transactions contemplated by this Agreement.  No member of the Group is in violation of any of the provisions of their respective charter or organization documents.  The ownership records (which have been delivered to CIC) of each Group member’s registered capital are true, complete and accurate records of such ownership as of the date of such records and contain all transfers of such registered capital since the time of their respective organization.  No member of the Group is required to qualify to do business as a foreign corporation in any other jurisdiction, except where the failure to so qualify would not have a Material Adverse Effect on Ding Neng.  As used herein, “Material Adverse Effect” shall mean any material, adverse effect on: (i) the assets, liabilities, results of operations, condition (financial or otherwise) or business of the entity or individual to which such statement applies, taken as a whole; or (ii) the ability of such entity or individual to perform its obligations hereunder, but, to the extent applicable, shall exclude any circumstance, change or effect to the extent resulting or arising from: (A) any change in general economic conditions in the industries or markets in which such entity or individual operates so long as such entity or individual is not disproportionately (in a material manner) affected by such changes; (B) national or international political conditions, including any engagement in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack so long as such entity or individual is not disproportionately (in a material manner) affected by such changes; (C) changes in United States generally accepted accounting principles, or the interpretation thereof; or (D) the entry into or announcement of this Agreement, actions contemplated by this Agreement, or the consummation of the transactions contemplated hereby.

Section 1.02 Capitalization.

(a) The number of shares which Ding Neng is authorized to issue consists of 50,000 shares, par value US$0.10 per share.  There are 50,000 shares of Ding Neng currently issued and outstanding.  The issued and outstanding shares of Ding Neng are legally issued, fully paid, and non-assessable and not issued in violation of the preemptive or other rights of any person.  All of the issued and outstanding shares of Ding Neng are held legally and beneficially by the Ding Neng Shareholders.  As of the Closing Date, no shares of Ding Neng will be reserved for issuance upon the exercise of outstanding options, warrants or other equity-linked securities of Ding Neng.  All outstanding equity of Ding Neng has been issued and granted in compliance with: (i) all applicable securities laws and other applicable laws and regulations and (ii) all requirements set forth in any material contracts, agreements, franchises, license agreements, debt instruments or other commitments to which Ding Neng is a party or by which it or any of its assets or properties are bound, all of which are set forth on Schedule 1.09 to the Ding Neng Disclosure Schedules (the “Ding Neng Material Contracts”).

(b) There are no equity securities or similar ownership interests of any class of any equity security of Ding Neng, or any securities exchangeable or convertible into or exercisable for such equity securities or similar ownership interests, issued, reserved for issuance or outstanding.  Except as contemplated by this Agreement or as set forth on Schedule 1.02 of the Ding Neng Schedules, there are no subscriptions, options, warrants, equity securities or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which Ding Neng is a party or by which it is bound obligating Ding Neng to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock or similar ownership interests of Ding Neng or obligating Ding Neng to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or similar agreement.

(c) Except as contemplated by this Agreement and except as set forth in Schedule 1.02 of the Ding Neng Schedules, there is no voting trust, proxy, rights plan, anti-takeover plan or other agreement or understanding to which Ding Neng is a party or by which it is bound with respect to any equity security of any class of Ding Neng, and there are no material agreements to which Ding Neng is a party, or which Ding Neng has knowledge of, which conflicts with this Agreement or the transactions contemplated herein or otherwise prohibits the consummation of the transactions contemplated hereunder.

Section 1.03 Subsidiaries.  Except as set forth on Schedule 1.03 of the Ding Neng Schedules (which sets forth the corporate structure of the Group and the jurisdiction of organization), Ding Neng does not have any subsidiaries, and does not own, beneficially or of record, any shares of any other entity directly or indirectly.

Section 1.04 Financial Statements.

(a) On or before the Closing Date, CIC shall have been furnished with: (i) the audited balance sheets of Ding Neng Bio-Tech as of December 31, 2009 and December 31, 2008 and the related audited statements of operations, stockholders’ equity and cash flows for the fiscal years ended December 31, 2009 and December 31, 2008 together with the notes to such statements and the opinion of Malone Bailey, LLP, independent certified public accountants, and (ii) the unaudited financial statements of Ding Neng Bio-Tech for the nine months ended September 30, 2010 (the “Ding Neng Financial Statements”).

(b) Each set of financial statements (including, in each case, any related notes thereto) provided pursuant to Section 1.04(a) were prepared in accordance with U.S. generally accepted accounting principles, applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and each fairly presents in all material respects the financial position of Ding Neng at the respective dates thereof and the results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal adjustments which were not or are not expected to have a Material Adverse Effect.

(c) As of the date of all balance sheets included in each set of financial statements provided pursuant to Section 1.04(a), except as and to the extent reflected or reserved against therein, Ding Neng Bio-Tech had no liabilities or obligations (absolute or contingent) which should be reflected in the balance sheets or the notes thereto prepared in accordance with U.S. generally accepted accounting principles, and all assets reflected therein are properly reported and present fairly in all material respects the value of the assets of Ding Neng Bio-Tech, in accordance with U.S. generally accepted accounting principles.  All statements of operations, stockholders’ equity and cash flows included in the Ding Neng Bio-Tech financial statements reflect fairly in all material respects the information required to be set forth therein by U.S. generally accepted accounting principles.

Section 1.05 Information.

(a) The information concerning the Group set forth in this Agreement and the Ding Neng Schedules is complete and accurate in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading.

(b) None of the information supplied or to be supplied by the Group for inclusion in the information statement, to be filed by CIC, with respect to the transactions contemplated hereby (the “Information Statement”) will, at the date it is first mailed to CIC’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.  Solely with respect to information provided by the Group for inclusion in the Information Statement, such information will comply in all material respects with the requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations thereunder, it being understood that no representation or warranty is made by the Group with respect to overall form of the Information Statement or statements made or incorporated by reference therein based solely on information supplied by CIC in writing for inclusion or incorporation by reference in the Information Statement.  None of the information supplied or to be supplied by the Group for inclusion in the Information Statement shall, at the time such document is filed, at the time amended or supplemented, or at the time the Information Statement is declared effective by the Securities and Exchange Commission (the “SEC”), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 1.06 Options or Warrants.  Except as set forth in Schedule 1.06 of the Ding Neng Schedules, there are no existing options, warrants, calls, or commitments of any character relating to the authorized and unissued stock of any member of the Group.

Section 1.07 Absence of Certain Changes or Events.  Except as disclosed on Schedule 1.07 of the Ding Neng Schedules or the Ding Neng Financial Statements (with respect to subsequent events), since June 30, 2010:

(a) There has not been any material adverse change in the business, operations, properties, assets, or condition (financial or otherwise) of the Group;

(b) No member of the Group has:

(i) amended its memorandum of association or articles of association or other organizational documents;

(ii) declared or made, or agreed to declare or make, any payment of dividends or distributions of any assets of any kind whatsoever to stockholders or purchased or redeemed, or agreed to purchase or redeem, any of its shares;

(iii) made any material change in its method of management, operation or accounting,

(iv) entered into any other material transaction other than in the ordinary course of its business;

(v) made any increase in or adoption of any profit sharing, bonus, deferred compensation, insurance, pension, retirement, or other employee benefit plan, payment, or arrangement made to, for, or with its officers, directors, or employees;

(vi) granted or agreed to grant any options, warrants or other rights for its stocks, bonds or other corporate securities calling for the issuance thereof,

(vii) borrowed or agreed to borrow any funds or incurred, or become subject to, any material obligation or liability (absolute or contingent) except as disclosed herein and except liabilities incurred in the ordinary course of business;

(viii) sold or transferred, or agreed to sell or transfer, any of its assets, properties, or rights or canceled, or agreed to cancel, any debts or claims (except as contemplated hereby);

(ix) issued, delivered, or agreed to issue or deliver any stock, bonds or other corporate securities including debentures (whether authorized and unissued or held as treasury stock) except in connection with this Agreement and the transactions contemplated hereby;

(x) experienced any damage, destruction or loss, whether or not covered by insurance, that would have a Material Adverse Effect;

(xi) made any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation, except in the ordinary course of business; or

(xii) made any arrangement or commitments by which Ding Neng, DBT, WOFE or Ding Neng Bio-Tech to do any of the things described in this Section 1.07.

Section 1.08 Litigation and Proceedings.  Except as disclosed on Schedule 1.08 of the Ding Neng Schedules, there are no actions, suits, proceedings, or investigations pending or, to the knowledge of the Group, threatened by or against the Group or affecting the Group or their respective properties, at law or in equity, before any court or any government, any state or other political subdivision thereof, or any other entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any governmental or regulatory authority, agency, department, board, commission, administration or instrumentality, any court, tribunal or arbitrator or any self-regulatory organization, domestic or foreign (each, a “Governmental Authority”), or before any arbitrator of any kind.  No member of the Group has any knowledge of any material default on its part with respect to any judgment, order, injunction, decree, award, rule, or regulation of any court, arbitrator, or Governmental Authority.

Section 1.09 Contracts.

(a) Schedule 1.09 contains any oral or written: (i) contract for the employment of any officer or employee; (ii) profit sharing, bonus, deferred compensation, stock option, severance pay, pension benefit or retirement plan, (iii) agreement, contract, or indenture relating to the borrowing of money, (iv) guaranty of any obligation; (vi) collective bargaining agreement; or (vii) agreement with any present or former officer or director of members of the Group.

(b) The Ding Neng Material Contracts are valid and enforceable by the applicable members of the Group in all respects, except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and subject to the qualification that the availability of equitable remedies are subject to the discretion of the court before which any proceeding therefore may be brought.

(c) With respect to each Ding Neng Material Contract: (i) such Ding Neng Material Contract is in full force and effect; (ii) no member of the Group is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by any member of the Group, or permit termination or acceleration by the other party, under the Ding Neng Material Contract, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect; and (iii) to the Group’s knowledge, no other party to the Ding Neng Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by such other party, or permit termination or acceleration by any member of the Group, under any Ding Neng Material Contract.

Section 1.10 No Conflict With Other Instruments.  The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not (a) result in the breach of any term or provision of, constitute a default under, or terminate, accelerate or modify the terms of any Ding Neng Material Contract to which a member of the Group is a party or to which any of their respective assets, properties or operations are subject, or result in the creation of a Lien (as defined in Section 3.01) upon any of the properties or assets of any member of the Group (b) conflict with the charter documents, or (c) conflict with any material judgment, order, decree or Law (defined in Section 1.11).

Section 1.11 Compliance With Laws and Regulations.  Each member of the Group is in compliance with all foreign, federal, state or local orders, statutes, laws, rules, regulations, ordinances, writs, injunctions, arbitration awards, directives, judgments, decrees, principles of common law, constitution, treaty or any interpretation thereof enacted, promulgated, issued, enforced or entered by any Governmental Authority (each, a “Law” and collectively, the “Laws”) applicable to it and the conduct of their respective businesses as currently conducted.  No member of the Group is in conflict with, or in default or violation of, nor have any of them received any notice of any conflict with, or default or violation of, (A) any applicable Law by which such member of the Group or any their respective property or assets is bound or affected, or (B) any Ding Neng Material Contract to which such member of the Group is a party or by which such member or any property, asset or right of any member is bound or affected, except, in each case, for any such conflicts, defaults or violations that would not reasonably be expected to be material to such member.  There is no pending or, to the knowledge of Ding Neng, threatened proceeding or investigation to which any member of the Group is subject before any Governmental Authority regarding whether such member has violated in any material respect any applicable Laws.  No member of the Group has received notice of any material violation of, or noncompliance with, any Law applicable to such member or directing such member to take any remedial action with respect to such applicable Law or otherwise, and no material deficiencies of any member of the Group have been asserted by any Governmental Authority with respect to possible violations of any applicable Laws.  Each member of the Group has filed all material reports, statements, documents, registrations, filings or submissions required to be filed with any regulatory or Governmental Authority, and all such reports, registrations, filings and submissions are in compliance (and complied at the relevant time) with applicable Law and no material deficiencies have been asserted by any such Governmental Authority with respect to any reports, statements, documents, registrations, filings or submissions required to be filed with respect to any member of the Group with any Governmental Authority that have not been remedied.

Section 1.12 Authority; Execution and Delivery; Enforceability. Ding Neng has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions described herein. The execution and delivery by Ding Neng of this Agreement and the consummation by Ding Neng of the transactions described herein have been duly authorized and approved by the Board of Directors of Ding Neng and no other corporate proceedings on the part of Ding Neng are necessary to authorize this Agreement and the transactions described herein.  When executed and delivered, this Agreement will be enforceable against Ding Neng in accordance with its terms.

Section 1.13 Valid Obligation.  This Agreement and all agreements and other documents executed by Ding Neng in connection herewith constitute the valid and binding obligation of Ding Neng, enforceable in accordance with its or their terms, except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefore may be brought.

Section 1.14 Transactions With Affiliates and Employees.  Except as set forth in Schedule 1.14 of the Ding Neng Schedules, none of the officers or directors of the Group and, to the knowledge of the Group, none of the employees of the Group is presently a party to any transaction with any member of the Group (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Group, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

ARTICLE II

REPRESENTATIONS, COVENANTS, AND WARRANTIES OF CIC

As an inducement to, and to obtain the reliance of Ding Neng and the Ding Neng Shareholders, except as set forth on the Schedules of CIC attached hereto (the “CIC Schedules”), CIC, for itself and its subsidiaries and affiliates, hereby makes the following representations and warranties to Ding Neng and the Ding Neng Shareholders, as of the date hereof and as of the Closing Date.  All references to CIC in this Article II shall be deemed to refer to CIC, its subsidiaries and its affiliates.  As used herein, the term “knowledge of CIC” or similar language refers to the knowledge of Zhenyu Wang.

Section 2.01 Organization.  Except as set forth in Schedule 2.01 of the CIC Schedules, CIC is a corporation duly organized, validly existing, and in good standing under the laws of Delaware and has the corporate power and is duly authorized under all applicable laws, regulations, ordinances, and orders of public authorities to carry on its business in all material respects as it is now being conducted.  The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, violate any provision of CIC’s certificate of incorporation or bylaws.  CIC has taken all action required by law, rule, regulation (including, without limitation, all requirements of NASDAQ and FINRA), its certificate of incorporation, its bylaws, or otherwise to authorize the execution and delivery of this Agreement and the transactions contemplated hereby (including, without limitation, the Reverse Split and Name Change), and, except as subject to the Law, CIC has full power, authority, and legal right and has taken all action required by law, its certificate of incorporation, bylaws, or otherwise to consummate the transactions herein contemplated.

Section 2.02 Capitalization.

(a) CIC’s authorized capitalization consists of 100,000,000 shares of Common Stock, of which 46,000,000 shares are issued and outstanding.  All issued and outstanding shares of Common Stock are legally issued, fully paid, and non-assessable and not issued in violation of the preemptive or other rights of any person or entity.  As of the Closing Date, no shares of Common Stock will be reserved for issuance upon the exercise of outstanding options, warrants or other equity-linked securities of CIC.  All outstanding Common Stock has been issued and granted in compliance with: (i) all applicable securities laws and other applicable laws and regulations and (ii) all requirements set forth in any material contracts, agreements, franchises, license agreements, debt instruments or other commitments to which CIC is a party or by which it or any of its assets or properties are bound, all of which are set forth on Schedule 2.08 to the CIC Disclosure Schedules (the “CIC Material Contracts”).

(b) There are no equity securities or similar ownership interests of any class of any equity security of CIC, or any securities exchangeable or convertible into or exercisable for such equity securities or similar ownership interests, issued, reserved for issuance or outstanding.  Except as contemplated by this Agreement or as set forth on Schedule 2.02 of the CIC Schedules, there are no subscriptions, options, warrants, equity securities or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which CIC is a party or by which it is bound obligating CIC to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock or similar ownership interests of CIC or obligating CIC to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or similar agreement.

(c) Except as contemplated by this Agreement and except as set forth in Schedule 2.02 of the CIC Schedules and the CIC SEC Reports, there are no registration rights, and there is no voting trust, proxy, rights plan, anti-takeover plan or other agreement or understanding to which CIC is a party or by which it is bound with respect to any equity security of any class of CIC, and there are no agreements to which CIC is a party, or which CIC has knowledge of, which conflicts with this Agreement or the transactions contemplated herein or otherwise prohibits the consummation of the transactions contemplated hereunder.

Section 2.03 Subsidiaries and Predecessor Corporations.  Except as set forth on Schedule 2.03 of the CIC Schedules and the CIC SEC Reports, CIC does not have any predecessor corporation(s) or subsidiaries, and does not own, beneficially or of record, any shares of any other entity.

Section 2.04 SEC Filings; Financial Statements.

(a) Except as set forth on Schedule 2.04(a) of the CIC Schedules, CIC has filed all forms, reports, schedules, statements and other documents required to be filed or furnished to the SEC since December 31, 2008 under the requirements of the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, together with any amendments, restatements or supplements thereto, and will file all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement up to the Closing Date.  Except as set forth on Schedule 2.04(a) of the CIC Schedules, the reports, registration statements and definitive proxy statements filed by CIC with the SEC since December 18, 2007 (the “CIC SEC Reports”): (i) were prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder and (ii) did not at the time they were filed with the SEC (except to the extent that information contained in any CIC SEC Report has been revised or superseded by a later filed CIC SEC Report) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.  All certifications and statements of CIC required by (i) Rules 13a-14 or 15d-14 under the Exchange Act, or (ii) 18 U.S.C. §1350 (Section 906) of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) with respect to any CIC SEC Report (collectively, the “Certifications”) are each true and correct.  Except as disclosed in CIC’s Form 10-Ks for the years ended June 30, 2009 and 2010, CIC maintains disclosure controls and procedures required by Rules 13a-15(e) or 15d-15(e) under the Exchange Act; such controls and procedures are not effective to ensure that all material information concerning CIC is made known on a timely basis to the individuals responsible for the preparation of CIC’s filings with the SEC and other public disclosure documents.  Except as disclosed in the CIC SEC Reports and Schedule 2.04(a) of the CIC Schedules, each director and executive officer of CIC has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations thereunder since December 31, 2008.

(b) CIC has made available to the Ding Neng Shareholders a correct and complete copy, or there has been available on the EDGAR system maintained by the SEC, copies of each CIC SEC Report, which are all the forms, reports and documents filed by CIC with the SEC since December 31, 2008.  As of their respective dates, the CIC SEC Reports: (i) complied in all material respects with the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such CIC SEC Reports, and (ii) did not at the time they were filed (and if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing and as so amended or superseded) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(c) Each set of financial statements (including, in each case, any related notes thereto) contained in the CIC SEC Reports comply as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with U.S. generally accepted accounting principles, applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, do not contain footnotes as permitted by Form 10-Q promulgated under the Exchange Act) and each fairly presents in all material respects the financial position of CIC at the respective dates thereof and the results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal adjustments which were not or are not expected to have a Material Adverse Effect.

(d) As of the date of all balance sheets included in the CIC SEC Reports, except as and to the extent reflected or reserved against therein, CIC had no liabilities or obligations (absolute or contingent) which should be reflected in the balance sheets or the notes thereto prepared in accordance with U.S. generally accepted accounting principles, and all assets reflected therein are properly reported and present fairly in all material respects the value of the assets of CIC, in accordance with U.S. generally accepted accounting principles.  All statements of operations, stockholders’ equity and cash flows included in the CIC SEC Reports reflect fairly in all material respects the information required to be set forth therein by U.S. generally accepted accounting principles.

(e) Except as disclosed with respect to internal control over financial reporting set forth in CIC’s annual reports on Form 10-K for the fiscal years ended June 30, 2009 and 2010, since December 31, 2008, CIC has maintained a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with U.S. generally accepted accounting principles and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(f) Except as set forth in Schedule 2.04(f) of the CIC Schedules, CIC has no liabilities with respect to the payment of any federal, state, county, local or other taxes (including any deficiencies, interest or penalties), except for taxes accrued but not yet due and payable.

(g) Except as set forth in Schedule 2.04(g) of the CIC Schedules, CIC has filed all state, federal or local income and/or franchise tax returns required to be filed by it from December 31, 2008 to the date hereof.  Each of such income tax returns reflects the taxes due for the period covered thereby, except for amounts which, in the aggregate, are immaterial.

(h) Neither CIC nor any manager, director, officer or employee of CIC has received any complaint, allegation, assertion or claim, whether or not in writing, regarding the accounting or auditing practices, procedures, methodologies or methods of CIC or its internal accounting controls, including any complaint, allegation, assertion or claim that CIC has engaged in questionable accounting or auditing practices.  No attorney representing CIC, whether or not employed by CIC, has reported evidence of any violation of consumer protection or securities laws, breach of fiduciary duty or similar violation by CIC or any of its officers, directors, employees or agents to the Board of Directors of CIC or any committee thereof or to any director or executive officer of CIC.

(i) The books and records, financial and otherwise, of CIC are, in all material aspects, complete and correct and have been maintained in accordance with good business and accounting practices.

Section 2.05 Information.

(a) The information concerning CIC set forth in this Agreement, the CIC Schedules and the CIC SEC Reports is complete and accurate in all material respects and does not contain any untrue statements of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading.  In addition, CIC has fully disclosed in writing to Ding Neng and the Ding Neng Shareholders (through this Agreement, the CIC Schedules or the CIC SEC Reports) all information relating to matters involving CIC or its assets or its present or past operations or activities, since December 18, 2007, which indicate, in the aggregate, the existence of a greater than $50,000 liability or either alone or in aggregation with other information covered by this Section 2.05, otherwise have a Material Adverse Effect, including, but not limited to, information relating to governmental, employee, environmental, litigation and securities matters or proceedings and transactions with affiliates.

(b) None of the information supplied or to be supplied by CIC for inclusion or incorporation by reference in (a) any Current Report on Form 8-K or any other report, form, registration, or other filing made with any Governmental Authority with respect to the transactions contemplated hereby or (b) the Information Statement will, at the date it is first mailed to CIC’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.  The Information Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation is made by CIC with respect to statements made or incorporated by reference therein based solely on information supplied by Ding Neng in writing for inclusion or incorporation by reference in the Information Statement.  None of the information supplied or to be supplied by CIC for inclusion in the Information Statement shall, at the time such document is filed, at the time amended or supplemented, or at the time the Information Statement is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 2.06 Absence of Certain Changes or Events.  Since the date of the most recent CIC balance sheet included in the CIC SEC Reports:

(a) there has not been: (i) any material adverse change in the business, operations, properties, assets or condition of CIC or (ii) any damage, destruction or loss to CIC (whether or not covered by insurance) materially and adversely affecting the business, operations, properties, assets or condition of CIC;

(b) CIC has not: (i) amended its certificate of incorporation or bylaws except as required by this Agreement; (ii) declared or made, or agreed to declare or make any payment of dividends or distributions of any assets of any kind whatsoever to stockholders or purchased or redeemed, or agreed to purchase or redeem, any of its capital stock; (iii) waived any rights of value which in the aggregate are outside of the ordinary course of business or material considering the business of CIC; (iv) made any material change in its method of management, operation, or accounting; (v) entered into any transactions or agreements of any kind or nature outside the ordinary course of business; (vi) made any accrual or arrangement for or payment of bonuses or special compensation of any kind or any severance or  termination pay to any present or former officer or employee; (vii) increased the rate of compensation payable or to become payable by it to any of its officers or directors or any of its salaried employees whose monthly compensation exceeds $10,000; or (viii) made any increase in any profit sharing, bonus, deferred compensation, insurance, pension, retirement, or other employee benefit plan, payment, or arrangement, made to, for or with its officers, directors, or employees;

(c) Except as disclosed in the CIC SEC Reports, since June 30, 2010, CIC has not: (i) granted or agreed to grant any options, warrants, or other rights for its stock, bonds, or other corporate securities calling for the issuance thereof; (ii) borrowed or agreed to borrow any funds or incurred, or become subject to, any material obligation or liability (absolute or contingent); (iii) paid or agreed to pay any material obligations or liabilities (absolute or contingent) other than current liabilities reflected in or shown on the most recent CIC balance sheet and current liabilities incurred since that date in the ordinary course of business and professional and other fees and expenses in connection with the preparation of this Agreement and the consummation of the transactions contemplated hereby; (iv) sold or transferred, or agreed to sell or transfer any of its assets, properties or rights or canceled, or agreed to cancel, any debts or claims; (vi) made or permitted any amendment or termination of any contract, agreement, or license to which it is a party if such amendment or termination is material, considering the business of CIC; or (vii) issued, delivered or agreed to issue or deliver, any stock, bonds or other corporate securities including debentures (whether authorized and unissued or held as treasury stock), except in connection with this Agreement; and

(d) CIC has not become subject to any law or regulation which materially and adversely affects, or in the future, may adversely affect, the business, operations, properties, assets or condition of CIC as described in its financial statements.

Section 2.07 Litigation and Proceedings.  There are no actions, suits, orders, proceedings or investigations pending or, to the knowledge of CIC, threatened by or against CIC or affecting CIC or its properties, at law or in equity, before any court or other Governmental Authority or instrumentality, domestic or foreign, or before any arbitrator of any kind except as disclosed on Schedule 2.07 of the CIC Schedules.  CIC has no knowledge of any default on its part with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator, or Governmental Authority or instrumentality or any circumstance which after reasonable investigation would result in the discovery of such default.

Section 2.08 Contracts.

(a) Schedule 2.08 contains any oral or written: (i) contract for the employment of any officer or employee; (ii) profit sharing, bonus, deferred compensation, stock option, severance pay, pension benefit or retirement plan, (iii) agreement, contract, or indenture relating to the borrowing of money, (iv) guaranty of any obligation; (vi) collective bargaining agreement; or (vii) agreement with any present or former officer or director of CIC.

(b) The CIC Material Contracts are valid and enforceable in all respects, except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and subject to the qualification that the availability of equitable remedies are subject to the discretion of the court before which any proceeding therefore may be brought.

(c) With respect to each CIC Material Contract: (i) such CIC Material Contract is in full force and effect; (ii) CIC is not in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by CIC, or permit termination or acceleration by the other party, under the CIC Material Contract, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect; and (iii) to CIC’s knowledge, no other party to the CIC Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by such other party, or permit termination or acceleration by CIC, under any CIC Material Contract.

Section 2.09 No Violations.  The execution and delivery by CIC of this Agreement and the consummation by CIC of the transactions contemplated hereby, and compliance by CIC with the provisions hereof, will not (i) conflict with or violate any provision of the certificate of incorporation or bylaws or other governing instruments of CIC, (ii) require any consent under or result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, amendment or acceleration) under, any CIC Material Contract or by which CIC’s assets are bound, (iii) result (immediately or with the passage of time or otherwise) in the creation or imposition of any encumbrance upon any of the properties, rights or assets of CIC, or (iv) conflict with, contravene or violate in any respect any law to which CIC or any of its assets or properties is subject.

Section 2.10 Filings, Consents and Approvals.  Except for those filings required to be made with the Delaware Secretary of State, the SEC and the NASDAQ Stock Market, CIC is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other foreign, federal, state, local or other Governmental Authority or other person or entity in connection with: the execution, delivery and performance by CIC of this Agreement or any document or instrument contemplated hereby or thereby, or in connection with the Exchange, the Reverse Split, the Name Change and all other transactions contemplated hereby.  Except for those filings required to be made with the Delaware Secretary of State, the SEC and the NASDAQ Stock Market, the execution, delivery and performance by CIC of this Agreement and the transactions contemplated hereby, and the consummation of the Exchange, do not and will not require any material registration with, consent or approval of, or notice to or other action to, with or by, any Governmental Authority.

Section 2.11 Compliance With Laws and Regulations.  Except as set forth in Schedule 2.11 of the CIC Schedules, CIC is in compliance with all Laws applicable to it and the conduct of its business as currently conducted.  Except as set forth in Schedule 2.11 of the CIC Schedules, CIC is not in conflict with, or in default or violation of, nor has it received any notice of any conflict with, or default or violation of, (A) any applicable Law by which CIC or any of its property or assets is bound or affected, or (B) any CIC Material Contract to which CIC is a party or by which CIC or any property, asset or right of CIC is bound or affected, except, in each case, for any such conflicts, defaults or violations that would not reasonably be expected to have a Material Adverse Effect.  Except as set forth in Schedule 2.11 of the CIC Schedules, CIC has not received notice of any material violation of, or noncompliance with, any Law applicable to CIC or directing CIC to take any remedial action with respect to such applicable Law or otherwise, and no material deficiencies of CIC have been asserted by any Governmental Authority with respect to possible violations of any applicable Laws.  Except as set forth in Schedule 2.11 of the CIC Schedules, CIC has filed all material reports, statements, documents, registrations, filings or submissions required to be filed with any regulatory or Governmental Authority, and all such reports, registrations, filings and submissions are in compliance (and complied at the relevant time) with applicable Law and no material deficiencies have been asserted by any such Governmental Authority with respect to any reports, statements, documents, registrations, filings or submissions required to be filed by CIC with any Governmental Authority that have not been remedied.

Section 2.12 NASDAQ Capital Market Listing.  The Common Stock is listed on the NASDAQ Capital Market and, except as disclosed in the CIC SEC Reports, there is no action pending, or to CIC’s knowledge, threatened against CIC by NASDAQ or FINRA with respect to any intention by such entities to prohibit or terminate the listing of CIC or the Common Stock.

Section 2.13 Registration of the Common Stock.  The Common Stock is registered pursuant to Section 12(b) of the Exchange Act and CIC has taken no action designed to, or which is likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act nor has CIC received any notification that the SEC is contemplating terminating such registration.  CIC is, and has no reason to believe that it will not in the foreseeable future continue to be, in compliance with all such registration requirements.

Section 2.14 Application of Takeover Protections.  CIC has taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under CIC’s organizational documents (or similar charter documents) that is or could become applicable as a result of the Exchange.

Section 2.15 Approval of Agreements.  The Board of Directors and the holders of at least a majority of the issued and outstanding voting stock of CIC have duly authorized the execution and delivery of this Agreement by CIC and the transactions contemplated hereby, including, but not limited to, the Exchange, Reverse Split and Name Change.

Section 2.16 Material Transactions or Affiliations.  Except as disclosed in the CIC SEC Reports, there exists no contract, agreement or arrangement between CIC and any predecessor and any person or entity who was at the time of such contract, agreement or arrangement an officer, director, or person owning of record or known by CIC to own beneficially, 5% or more of the issued and outstanding Common Stock and which is to be performed in whole or in part after the date hereof or was entered into since December 31, 2008.  Except as disclosed in the CIC SEC Reports, neither any officer, director, nor 5% stockholders of CIC has, or has had since December 31, 2008, any known interest, direct or indirect, in any such transaction with CIC which was material to the business of CIC.  CIC has no commitment, whether written or oral, to lend any funds to, borrow any money from, or enter into any other transaction with, any such affiliated person.

Section 2.17 Bank Accounts; Power of Attorney.  Set forth on Schedule 2.17 of the CIC Schedules is a true and complete list of: (a) all accounts with banks, money market mutual funds or securities or other financial institutions maintained by CIC within the past twelve (12) months, the account numbers thereof, and all persons authorized to sign or act on behalf of CIC, (b) all safe deposit boxes and other similar custodial arrangements maintained by CIC within the past twelve (12) months, (c) the check ledger for the last 12 months, and (d) the names of all persons holding powers of attorney from CIC or who are otherwise authorized to act on behalf of CIC with respect to any matter, other than its officers and directors, and a summary of the terms of such powers or authorizations.

Section 2.18 Valid Obligation.  This Agreement and all agreements and other documents executed by CIC in connection herewith constitute the valid and binding obligations of CIC, enforceable in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefor may be brought.

Section 2.19 Title to Property.  Except as disclosed in the CIC SEC Reports, CIC does not own or lease any real property or personal property, and there are no options or other contracts under which CIC has a right or obligation to acquire or lease any interest in real property or personal property.

Section 2.20 Questionable Payments. Neither CIC nor, to CIC’s knowledge, any of its current 10% or more stockholders, directors, officers, employees, agents or other persons or entities acting on behalf of CIC, has on behalf of CIC or in connection with CIC’s business: (a) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (b) made any direct or indirect unlawful payments to any governmental officials or employees from corporate funds; (c) established or maintained any unlawful or unrecorded fund of corporate monies or other assets; (d) made any false or fictitious entries on the books and records of CIC; or (e) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment of any nature.

Section 2.21 Solvency.  Since December 31, 2008, CIC has not: (a) made a general assignment for the benefit of creditors; (b) filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by its creditors; (c) suffered the appointment of a receiver to take possession of all, or substantially all, of its assets; (d) suffered the attachment or other judicial seizure of all, or substantially all, of its assets; (e) except as disclosed in the CIC SEC Reports, admitted in writing its inability to pay its debts as they come due; or (f) made an offer of settlement, extension or composition to its creditors generally.

Section 2.22 OFAC.  None of CIC nor, to the knowledge of CIC, any director, officer, agent, employee, affiliate or person acting on behalf of CIC, is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”), and CIC has not heretofore engaged in any transaction to lend, contribute or otherwise make available its funds or the funds of any joint venture partner or other person or entity towards any sales or operations in Cuba, Iran, Syria, Sudan, Myanmar or any other country sanctioned by OFAC or for the purpose of financing the activities of any person or entity currently subject to any U.S. sanctions administered by OFAC.

Section 2.23 Intellectual Property.  Except as disclosed in the CIC SEC Reports, CIC does not own, license or otherwise have any right, title or interest in any intellectual property.

Section 2.24 Employees; Consultants, etc.  Except as disclosed in the CIC SEC Reports, CIC has no employees, officers, directors, agents or consultants.  Except as disclosed in the CIC SEC Reports, CIC maintains no employee benefit plans or programs of any kind or nature.

Section 2.25 Insurance.  CIC does not hold or maintain, nor is CIC obligated to hold or maintain, any insurance on behalf of itself or its assets or for any officer, director, employee or stockholder of CIC.

Section 2.26 Absence of Certain Changes.

(a) Except as disclosed in the CIC SEC Reports or as set forth in Schedule 2.26 of the CIC Schedules, since December 31, 2008, CIC and its subsidiaries have conducted their respective businesses in the ordinary course of business consistent with past practice and there has not occurred any action that would constitute a breach of this Section 2.26 if such action were to occur or be taken after the date of this Agreement.

(b) Except as disclosed in the CIC SEC Reports, since December 31, 2008, there has not been any fact, change, effect, occurrence, event, development or state of circumstances that has had or would reasonably be expected to have a Material Adverse Effect on CIC or any of its subsidiaries.

Section 2.27 Taxes and Returns.

(a) Except as set forth in Schedule 2.27(a) of the CIC Schedules, CIC has or will have timely filed, or caused to be timely filed, all material federal, state, local and foreign tax returns and reports required to be filed by it (collectively, “Tax Returns”), which such Tax Returns are true, accurate, correct and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material taxes required to be paid, collected or withheld, other than such taxes for which adequate reserves in the CIC Financials have been established in accordance with GAAP.  Schedule 2.27(a) of the CIC Schedules sets forth each jurisdiction where CIC files or is required to file a Tax Return.  There are no claims, assessments, audits, examinations, investigations or other proceedings pending against CIC in respect of any Tax, and CIC has not been notified in writing of any proposed Tax claims or assessments against CIC (other than, in each case, claims or assessments for which adequate reserves in CIC’s financial statements have been established in accordance with GAAP or are immaterial in amount).  There are no material encumbrances with respect to any taxes upon any of CIC’s assets, other than (i) taxes, the payment of which is not yet due, or (ii) taxes or charges being contested in good faith by appropriate proceedings and for which adequate reserves in the CIC’s financial statements have been established in accordance with GAAP.  CIC does not have any outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of taxes.  There are no outstanding requests by CIC for any extension of time within which to file any Tax Return or within which to pay any taxes shown to be due on any Tax Return.

(b) CIC has not constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of securities (to any Person or entity that is not a member of the consolidated group of which CIC is the common parent corporation) qualifying for, or intended to qualify for, tax-free treatment under Section 355 of the Internal Revenue Code of 1986, as amended (the “Code”) (i) within the two-year period ending on the date hereof or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Exchange.

(c) CIC is not nor (i) has been at any time since December 31, 2008 a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code and (ii) since December 31, 2008 has ever been a member of any consolidated, combined, unitary or affiliated group of corporations for any tax purposes other than a group of which CIC is or was the common parent corporation.

(d) Except as disclosed in the CIC SEC Reports or as would not reasonably be expected to have a Material Adverse Effect, CIC has not made any change in accounting method or received a ruling from, or signed an agreement with, any taxing authority.

(e) CIC is not a party to any contract, agreement, plan or arrangement that, individually or collectively, could reasonably be expected to give rise to the payment of any amount that would not be deductible pursuant to Sections 280G or 162(m) of the Code.

(f) CIC has not participated in, or sold, distributed or otherwise promoted, any “reportable transaction,” as defined in Treasury Regulation Section 1.6011-4.

(g) CIC has not taken any action that would reasonably be expected to give rise to (i) a “deferred intercompany transaction” within the meaning of Treasury Regulation Section 1.1502-13 or an “excess loss account” within the meaning of Treasury Regulation Section 1.1502-19, or (ii) the recognition of a deferred intercompany transaction.

(h) Since December 31, 2008, CIC has not (i) changed any tax accounting methods, policies or procedures except as required by a change in law, (ii) made, revoked, or amended any material tax election, (iii) filed any amended Tax Returns or claim for refund, or (iv) entered into any closing agreement affecting or otherwise settled or compromised any material tax liability or refund.

Section 2.28 Restrictions on Business Activities.  Except for this Agreement, there is no agreement or other binding provisions upon CIC or any of its subsidiaries which has or could reasonably be expected to have the effect of prohibiting, preventing, restricting or impairing in any respect any business practice of CIC or any of its subsidiaries as their businesses are currently conducted, any acquisition of property by CIC, the conduct of business by CIC as currently conducted, or restricting in any material respect the ability of CIC from engaging in business as currently conducted or from competing with other parties.

Section 2.29 Employee Benefit Plans.

(a) Except as disclosed in the CIC SEC Reports, CIC does not have or maintain any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee, officer or director of CIC.

(b) Except as otherwise provided in this Agreement, the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with any other event or events, (i) entitle any current or former employee, manager, director or consultant of CIC to any payment (whether of severance pay, unemployment compensation, golden parachute, bonus or otherwise), (ii) accelerate, forgive indebtedness, vest, distribute, or increase benefits or an obligation to fund benefits with respect to any employee or director of CIC, or (iii) increase the amount of compensation due any such employee, director or consultant.

Section 2.30 Investment Company Act.  CIC is not an “investment company” or a person directly or indirectly “controlled” by or acting on behalf of an “investment company,” in each case within the meaning of the Investment Company Act of 1940, as amended.

Section 2.31 Books and Records.  All of the books and records of CIC are complete and accurate in all material respects and have been maintained in the ordinary course and in accordance with applicable Laws and standard industry practices with regard to the maintenance of such books and records.  The records, systems, controls, data and information of CIC are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of CIC or its accountants (including all means of access thereto and therefrom).

Section 2.32 Finders and Investment Bankers.  Except for Maxim Group, LLC, the fees of which will be borne by Ding Neng and paid pursuant to separate agreement, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of CIC.

Section 2.33 Environmental Matters.  Except for such matters that are not reasonably expected to have a Material Adverse Effect, CIC: (i) has, to the knowledge of CIC, complied with all applicable environmental Laws; (ii) has not received any notice, demand, letter, claim or request for information alleging that CIC may be in violation of or liable under any environmental law; and (iii) is not subject to any order or other arrangement with any Governmental Authority or subject to any indemnity or other agreement with any third party relating to liability under any environmental Law.

Section 2.34 Insurance Business.  Since December 18, 2007, CIC’s operations were limited to the following, all of which took place in, and were subject solely to the laws of, the PRC: acting as an insurance agent selling motor vehicle, property and life insurance, providing website development services and maintaining a website as an advertising medium for insurance related companies, developing software for use in the insurance industry and support services related to the foregoing.

Section 2.35 Business Practices.  To CIC’s knowledge, none of CIC, any CIC subsidiary, or any manager, director, officer, or any auditor or accountant of CIC or any CIC subsidiary or any employee of CIC or any CIC subsidiary has received any complaint, allegation, assertion or claim, whether or not in writing, regarding the accounting or auditing practices, procedures, methodologies or methods of CIC or any CIC subsidiary or their respective internal accounting controls, including any complaint, allegation, assertion or claim that CIC or any CIC subsidiary has engaged in questionable accounting or auditing practices.  No attorney representing CIC or any CIC subsidiary, whether or not employed by CIC or any CIC subsidiary, has reported evidence of any violation of consumer protection, insurance or securities Laws, breach of fiduciary duty or similar violation by CIC or any of its officers, directors, employees or agents to the Board or any committee thereof or to any director or executive officer of CIC.

Section 2.36 Regulatory Agreements; Permits.

(a) There are no (1) written agreements, consent agreements, memoranda of understanding, commitment letters, cease and desist orders, or similar undertakings to which CIC or any CIC subsidiary is a party, on the one hand, and any Governmental Authority is a party or addressee, on the other hand, (2) orders or directives of or supervisory letters from a Governmental Authority specifically with respect to CIC or any CIC subsidiary, or (3) resolutions or policies or procedures adopted by CIC or a CIC subsidiary at the request of a Governmental Authority, that (A) limit in any material respect the ability of CIC or any of the CIC subsidiaries to issue insurance policies, (B) in any manner impose any requirements on CIC or any of the CIC subsidiaries in respect of risk-based capital requirements that materially add to or otherwise materially modify in any respect the risk-based capital requirements imposed under applicable Laws, (C) require CIC or any of its affiliates to make capital contributions, purchase surplus notes or make loans to a CIC subsidiary, or (D) in any manner relate to the ability of CIC or any of the CIC subsidiaries to pay dividends or otherwise materially restrict the conduct of business of CIC or any of the CIC subsidiaries in any respect.

(b) CIC and the CIC subsidiaries hold all permits, licenses, franchises, grants, authorizations, consents, exceptions, variances, exemptions, orders and other governmental authorizations, certificates, consents and approvals necessary to lawfully conduct their businesses as presently conducted and contemplated to be conducted, and to own, lease and operate their assets and properties (collectively, the “CIC Permits”), all of which are in full force and effect, and no suspension or cancellation of any of the CIC Permits is pending or, to the knowledge of CIC, threatened, except where the failure of any CIC Permits to have been in full force and effect, or the suspension or cancellation of any of the CIC Permits, would not reasonably be expected to have, individually or in the aggregate, a CIC Material Adverse Effect.  Schedule 2.36(b) of the CIC Schedules sets forth each CIC Permit.  CIC and the CIC subsidiaries are not in violation in any material respect of the terms of any CIC Permit.

(c) No investigation, review or market conduct examination by any Governmental Authority with respect to CIC or any CIC subsidiary is pending or, to the knowledge of CIC, threatened, nor does CIC have knowledge of any Governmental Authority’s intention to conduct any such investigation or review.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF
THE DING NENG SHAREHOLDERS

As an inducement to CIC, each Ding Neng Shareholder, severally but not jointly, hereby represents and warrants to CIC, as of the date hereof and as of the Closing Date, as follows.

Section 3.01 Ding Neng Shares.  Such Ding Neng Shareholder is the record and beneficial owner, and has good title to, the Ding Neng Shares appearing next to such Ding Neng Shareholder’s name on Schedule A hereto.  Such Ding Neng Shareholder has the right and authority to sell and deliver its Ding Neng Shares, free and clear of all liens, claims, charges, encumbrances, pledges, mortgages, security interests, options, rights to acquire, proxies, voting trusts or similar agreements (collectively, the “Liens”), restrictions on transfer or adverse claims of any nature whatsoever, except as disclosed in Schedule 3.01 to the Ding Neng Schedules.  Upon delivery of any certificate or certificates duly assigned, representing the Ding Neng Shares as herein contemplated and/or upon the registering of CIC as the new owner of the Ding Neng Shares in the share register of Ding Neng, CIC will receive good title to the Ding Neng Shares owned by such Ding Neng Shareholder free and clear of any Liens.

Section 3.02 Power and Authority. Such Ding Neng Shareholder has the legal power, capacity and authority to execute and deliver this Agreement to consummate the transactions contemplated by this Agreement, and to perform his, her or its obligations under this Agreement.  This Agreement constitutes a legal, valid and binding obligation of such Ding Neng Shareholder, enforceable against such Ding Neng Shareholder in accordance with the terms hereof, except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefore may be brought.

Section 3.03 No Conflicts.  The execution and delivery of this Agreement by such Ding Neng Shareholder and the performance by such Ding Neng Shareholder of its obligations hereunder in accordance with the terms hereof: (a) will not require the consent of any third party or Governmental Authority under any Laws; (b) will not violate any Laws applicable to such Ding Neng Shareholder and (c) will not violate or breach any contractual obligation to which such Ding Neng Shareholder is a party.

Section 3.04 Purchase Entirely for Own Account.  Such Ding Neng Shareholder is acquiring the Exchange Shares pursuant to the terms hereof for investment for such Ding Neng Shareholder’s own account and not as a nominee or agent, and not with a view to the resale or distribution of any part thereof and such Ding Neng Shareholder has no present intention of selling or otherwise distributing the Exchange Shares, except in compliance with applicable securities laws.

Section 3.05 Acquisition of Exchange Shares for Investment.

(a) Such Ding Neng Shareholder represents and warrants that he: (i) can bear the economic risk of his investment in the Exchange Shares, and (ii) possesses such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of an investment in the Exchange Shares.

(b) Such Ding Neng Shareholder is not a “U.S. Person” as defined in Rule 902(k) of Regulation S of the Securities Act (“Regulation S”) and understands that the Exchange Shares are not registered under the Securities Act and that the issuance thereof to such Ding Neng Shareholder is intended to be exempt from registration under the Securities Act pursuant to Regulation S.  Such Ding Neng Shareholder has no intention of becoming a U.S. Person.  At the time of the origination of contact concerning this Agreement and the date of the execution and delivery of this Agreement, such Ding Neng Shareholder was outside of the United States.

(c) Such Ding Neng Shareholder acknowledges that neither the SEC, nor the securities regulatory body of any state or other jurisdiction, has received, considered or passed upon the accuracy or adequacy of the information and representations made in this Agreement.

(d) Such Ding Neng Shareholder understands that the Exchange Shares may not be sold, transferred, or otherwise disposed of unless in accordance with the provisions of Regulation S, pursuant to registration under the Securities Act or an exemption therefrom, and that in the absence of an effective registration statement covering the Exchange Shares or any available exemption from registration under the Securities Act, the Exchange Shares may have to be held indefinitely.

(e) Such Ding Neng Shareholder understands that he may not engage in hedging transactions with regards to the Exchange Shares unless in compliance with the Securities Act.

(f) Such Ding Neng Shareholder understands that the Exchange Shares have not been registered under the Securities Act and, if issued in accordance with the provisions of this Agreement, will be issued by reason of a specific exemption from the registration provisions of the Securities Act that depends upon, among other things, the bona fide nature of the investment intent and the accuracy of such Ding Neng Shareholder’s representations as expressed herein.

ARTICLE IV

PLAN OF EXCHANGE

Section 4.01 The Exchange.

(a) On the terms and subject to the conditions set forth in this Agreement, on the Closing Date each Ding Neng Shareholder shall assign, transfer and deliver, free and clear of all Liens, all of the Ding Neng Shares owned by such Ding Neng Shareholder, as set forth opposite such Ding Neng Shareholder’s name on Schedule A, to CIC.

(b) In consideration of the transfer of the Ding Neng Shares to CIC by the Ding Neng Shareholders, CIC shall cause the Exchange Shares to be issued to the Ding Neng Shareholders in the amounts set forth on Schedule A hereto, representing in the aggregate 85% of the issued and outstanding shares of Common Stock immediately following the Closing, pursuant to an irrevocable letter executed by CIC, addressed to Corporate Stock Transfer, Inc., CIC’s transfer agent (the “Transfer Agent Letter”), attached hereto as Exhibit A, and dated as of the Closing Date.  Notwithstanding the foregoing, in the event Greenstone Holdings Group LLC, or any of subsidiaries, affiliates or related parties (collectively, “Greenstone”) owns any shares of Common Stock, directly or indirectly (including shares of Common Stock underlying warrants, options or other derivative securities convertible into shares of Common Stock), or has the right to receive or acquire shares of Common Stock, the Ding Neng Shareholders shall be entitled to receive an additional number of shares of Common Stock such that the Ding Neng Shareholders actually received an aggregate number of shares of Common Stock equal to 85% of the issued and outstanding shares of Common Stock immediately following the Closing.  The provisions of this Section 4.01(b) shall survive the Closing for a period of two (2) years.

(c) On the Closing Date, each Ding Neng Shareholder shall, on surrender of its certificate or certificates representing the Ding Neng Shares owned by such Ding Neng Shareholder, be entitled to receive the Exchange Shares.

(d) Immediately after the Closing, CIC shall issue to Maxim Group, LLC or its designated affiliate(s) (collectively, “Maxim”) a number of newly issued shares of Common Stock representing an aggregate of 4.5% of the issued and outstanding Common Stock immediately following the Closing (the “Maxim Shares”).  If at any time on or after the Closing CIC proposes to file a registration statement under the Securities Act with respect to an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into, equity securities, by CIC for its own account or for shareholders of CIC for their account, other than a registration statement (i) filed in connection with any employee stock option or other benefit plan, (ii) for an exchange offer or offering of securities solely to CIC’s existing shareholders, (iii) for an offering of debt that is convertible into equity securities of CIC or (iv) for a dividend reinvestment plan, then CIC shall (x) give written notice of such proposed filing to Maxim as soon as practicable but in no event less than twenty (20) days before the first anticipated filing date of the registration statement with the SEC, and (y) offer to Maxim in such notice the opportunity to register the sale of such number of Maxim Shares as Maxim may request in writing within ten (10) days following receipt of such notice.

(e)           No certificates or scrip representing fractional shares or book-entry credit of the same shall be issued upon the surrender of the Ding Neng Shares for the Exchange Shares.  Each Ding Neng Shareholder who receives Exchange Shares who would otherwise have been entitled to receive a fraction of a share of Common Stock shall have such fractional share rounded up to the nearest whole number.

Section 4.02 Closing.  The Closing shall take place at the offices of Troutman Sanders LLP, 405 Lexington Avenue, New York, New York, within 10 days of notification of satisfaction (or waiver) of the conditions to the Closing set forth in Articles VI and VII below (or such later date as is mutually agreed to by the parties hereto).

Section 4.03 Closing Events.  At the Closing, CIC, Ding Neng and the Ding Neng Shareholders shall execute, acknowledge, and deliver (or shall ensure to be executed, acknowledged, and delivered), any and all certificates, opinions, financial statements, schedules, agreements, resolutions, rulings and such other documents and instruments required by this Agreement to be so delivered at or prior to the Closing, together with such other items as may be reasonably requested by the parties hereto and their respective legal counsel in order to effectuate or evidence the transactions contemplated hereby.

ARTICLE V

OTHER AGREEMENTS AND COVENANTS

Section 5.01 Legends.  Each Ding Neng Shareholder acknowledges and agrees that each certificate representing the Exchange Shares shall be endorsed with the following legends, in addition to any other legend required to be placed thereon by applicable federal or state securities laws:

“THE SECURITIES ARE BEING OFFERED TO INVESTORS WHO ARE NOT U.S. PERSONS (AS DEFINED IN REGULATION S UNDER THE SECURITIES ACT OF 1933, AS AMENDED (“SECURITIES ACT”)) AND WITHOUT REGISTRATION WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT IN RELIANCE UPON REGULATION S PROMULGATED UNDER THE SECURITIES ACT.”

“TRANSFER OF THESE SECURITIES IS PROHIBITED, EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S, PURSUANT TO REGISTRATION UNDER THE SECURITIES ACT, OR PURSUANT TO AVAILABLE EXEMPTION FROM REGISTRATION.  HEDGING TRANSACTIONS MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE SECURITIES ACT.”

Section 5.02 Delivery of Books and Records.  At the Closing, CIC shall deliver to the officers and directors of the post-acquisition entity the originals of the corporate minute books, books of account, contracts, records, and all other books or documents of CIC which is now in the possession of CIC or its representatives.

Section 5.03 Third Party Consents and Certificates.  The parties hereto agree to cooperate with each other in order to obtain any required third party consents to this Agreement and the transactions herein contemplated.

Section 5.04 Director and Officer.  Concurrently with the Closing: (i) Zhenyu Wang shall resign from his positions as the CEO and director of CIC, effective as of the Closing Date and, immediately thereafter, he shall enter into a new employment agreement with CIC, a form of which is attached hereto as Exhibit B, (ii) CIC shall appoint: Xinfeng Nie as Chairman of the Board of Directors of CIC.

Section 5.05 Assistance with Post-Closing SEC Reports and Inquiries.   Following the Closing Date, CIC shall cause Zhenyu Wang to use his reasonable best efforts to provide such information available to him, including information, filings, reports, financial statements or other circumstances of CIC occurring, reported or filed prior to the Closing, as required by CIC for the preparation of the reports which CIC will be required to file after Closing with the SEC to remain in compliance and current with its reporting requirements under the Exchange Act.

Section 5.06 No Solicitation.

(a) CIC and each member of the Group shall not, nor shall they authorize or permit any of their directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other advisor, agent or representative (collectively, “Representatives”) retained by them or any of their respective affiliates to, directly or indirectly through another person, (i) solicit, initiate or encourage, or take any other action designed to, or which could reasonably be expected to, facilitate, any Takeover Proposal (defined below) or (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any information, or otherwise cooperate in any way with, any Takeover Proposal. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in the preceding sentence by either CIC or the Group shall be a breach of this Section 5.06. Such party shall immediately cease and cause to be terminated any existing discussions or negotiations with any person conducted heretofore with respect to any Takeover Proposal and request the prompt return or destruction of all confidential information previously furnished to such person(s).

(b) Notwithstanding any other provision of this Agreement, at any time prior to Closing, in response to a bona fide written Takeover Proposal that the Board of Directors of CIC determines in good faith by a majority vote of the disinterested members thereof (after consultation with outside counsel) constitutes or would reasonably be expected to lead to a Superior Proposal, and which Takeover Proposal was not solicited after the date hereof and was made after the date hereof and did not otherwise result from a breach of this Section 5.06, CIC may, if its Board of Directors determines in good faith by a majority vote of the disinterested members thereof (after consultation with outside counsel) that it is required to do so in order to comply with its fiduciary duties to the stockholders of CIC under applicable law (x) furnish information with respect to CIC to the person making such Takeover Proposal (and its Representatives) pursuant to a customary confidentiality agreement (a copy of which shall be provided to the Group); provided that all such information has previously been provided to the Group or is provided to the Group prior to or substantially concurrent with the time it is provided to such person, and (y) participate in discussions or negotiations with the person making such Takeover Proposal (and its Representatives) regarding such Takeover Proposal.

(c) In addition to the obligations of Seller Parties set forth above in this Section 5.06, the recipient of any Takeover Proposal shall promptly advise the other parties to this Share Exchange Agreement, orally and in writing, of any Takeover Proposal, the material terms and conditions of any such Takeover Proposal or inquiry (including any material changes thereto) and the identity of the person making any such Takeover Proposal or inquiry. The notifying party shall (i) keep all other parties promptly and reasonably informed of the status and details (including any material change to the terms thereof) of any such Takeover Proposal or inquiry and (ii) provide to all other parties as soon as practicable after receipt or delivery thereof with copies of all material correspondence and other written material sent or provided to the notifying party from any person that is described in any of the terms or conditions of any Takeover Proposal.

(d) The term “Takeover Proposal” means any inquiry, proposal or offer from any Person relating to, or that would reasonably be expected to lead to, any direct or indirect acquisition or purchase, in one transaction or a series of transactions, of more than 15% of any class of equity securities or assets of CIC or any member of the Group, as applicable, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution, joint venture, binding share exchange or similar transaction pursuant to which any person or the stockholders of any person would own 15% or more of any class of equity securities or assets of CIC or any member of the Group, other than the transactions contemplated by this Agreement.

(e) The term “Superior Proposal” means any bona fide offer made by a third party that if consummated would result in such person (or its stockholders) owning, directly or indirectly, more than 50% of the shares of CIC’s equity securities then outstanding (or of the surviving entity in a merger or the direct or indirect parent of the surviving entity in a merger), which the Board of Directors of CIC determines in good faith by a majority vote of the disinterested members thereof (after consultation with outside counsel and receipt of a valuation report from an independent, third party investment bank reasonably acceptable to Ding Neng) to be (i) more favorable to the stockholders of the CIC from a financial point of view than the Exchange (taking into account all the terms and conditions of such proposal and this Agreement (including any changes to the terms of this Agreement proposed by the Group in response to such offer or otherwise)) and (ii) reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such proposal.

Section 5.07 Conduct of Business.  During the period from the date hereof through the Closing Date, CIC, Ding Neng, DBT, WOFE and Ding Neng Bio-Tech shall carry on their respective businesses in the ordinary and usual course consistent with past practice and shall not sell, pledge, or assign any assets, without the prior written approval of the other party, except in the regular course of business.  Except as set forth in this Agreement, CIC shall not amend its Certificate of Incorporation or its Amended and Restated Bylaws.  CIC, Ding Neng, DBT, WOFE and Ding Neng Bio-Tech may not declare dividends, redeem or sell stock or other securities, incur additional or newly-funded liabilities, acquire or dispose of fixed assets, enter into any material or long-term contract, guarantee obligations of any third party, settle or discharge any balance sheet receivable for less than its stated amount, pay more on any liability than its stated amount, or enter into any other transaction other than in the regular course of business.

ARTICLE VI

CONDITIONS PRECEDENT TO OBLIGATIONS OF CIC

The obligations of CIC under this Agreement are subject to the satisfaction, on or before the Closing Date, of the following conditions:

Section 6.01 Accuracy of Representations and Performance of Covenants.  The representations and warranties made by Ding Neng and the Ding Neng Shareholders in this Agreement were true when made and shall be true at the Closing Date.  Ding Neng and the Ding Neng Shareholders shall have performed or complied with all covenants and conditions required by this Agreement to be performed or complied with by them prior to or at the Closing.

Section 6.02 Officer’s Certificate.  CIC shall have been furnished with a certificate, in the form attached hereto as Exhibit C, dated the Closing Date and signed by a duly authorized officer of Ding Neng to the effect that no litigation, proceeding, investigation, or inquiry is pending, or to the best knowledge of Ding Neng threatened, which might result in an action to enjoin or prevent the consummation of the transactions contemplated by this Agreement, or, to the extent not disclosed in the Ding Neng Schedules, which might result in any material adverse change in any of the assets, properties, business, or operations of the Group.

Section 6.03 Good Standing.  CIC shall have received certificates of good standing from Ding Neng, DBT, WOFE and Ding Neng Bio-Tech, dated as of no less than ten (10) business days prior the Closing Date, certifying that Ding Neng is in good standing as a company in the British Virgin Islands, DBT is in good standing as a company in Hong Kong, WOFE is in good standing as a company in the PRC and Ding Neng Bio-Tech is in good standing as a company in the PRC.

Section 6.04 No Governmental Prohibition.  No order, statute, rule, regulation, executive order, injunction, stay, decree, judgment or restraining order shall have been enacted, entered, promulgated or enforced by any court or governmental or regulatory authority or instrumentality which prohibits the consummation of the transactions contemplated hereby.

Section 6.05 Consents.  All consents, approvals, waivers or amendments pursuant to all contracts, licenses, permits, trademarks and other intangibles in connection with the transactions contemplated herein, or for the continued operation of Ding Neng and the Group after the Closing Date on the basis as presently operated shall have been obtained.

ARTICLE VII

CONDITIONS PRECEDENT TO OBLIGATIONS OF

DING NENG AND THE DING NENG SHAREHOLDERS

The obligations of Ding Neng and the Ding Neng Shareholders under this Agreement are subject to the satisfaction, at or before the Closing Date, of the following conditions:

Section 7.01 Accuracy of Representations and Performance of Covenants.

(a) The representations and warranties made by CIC in this Agreement were true when made and shall be true as of the Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing Date.  Additionally, CIC shall have performed and complied with all covenants and conditions required by this Agreement to be performed or complied with by CIC;

(b) CIC shall have effectuated the Reverse Split; and

(c) The Name Change shall have been approved by all required actions of CIC, NASDAQ and FINRA.

Section 7.02 Maintenance of Listing.  CIC shall continuously be listed on the NASDAQ Capital Market from the date hereof through the Closing Date.

Section 7.03 Termination of Agreement.  That certain letter agreement by and between CIC and Greenstone dated July 1, 2010 shall have been terminated in all respects, including, without limitation, any obligation to register any shares of Common Stock owned by Greenstone, including any Common Stock underlying any warrants or other derivative securities owned by Greenstone.

Section 7.04 Transfer Agent Letter.  Ding Neng shall have received the Transfer Agent Letter.

Section 7.05 Closing Certificate.  The Ding Neng Shareholders shall have been furnished with a certificate dated as of the Closing Date and signed by duly authorized executive officers of CIC, certifying that no litigation, proceeding, investigation or inquiry is pending, or to the best knowledge of CIC threatened, which might result in an action to enjoin or prevent the consummation of the transactions contemplated by this Agreement or, to the extent not disclosed in the CIC Schedules, by or against CIC, which might result in any material adverse change in the listing of any CIC securities or any of the assets, properties or operations of CIC, a form of which is attached hereto as Exhibit D.

Section 7.06 Officer’s Certificate.  The Ding Neng Shareholders shall have been furnished with a certificate dated the Closing Date and signed by duly authorized executive officers of CIC, certifying as to the existing liabilities of CIC as of the Closing Date and that each of the representations and warranties of CIC contained in this Agreement are true and correct on and as of the Closing Date, a form of which is attached hereto as Exhibit E.

Section 7.07 Secretary’s Certificate.  The Ding Neng Shareholders shall have been furnished with a certificate dated the Closing Date and signed by the secretary of CIC, certifying to the Ding Neng Shareholders the resolutions adopted by the Board of Directors of CIC approving, as applicable, the transactions contemplated by this Agreement and the issuance of the Exchange Shares, certifying the current versions of its certificates of incorporation and bylaws or other organizational documents, certifying as to the signatures and authority of persons signing this Agreement and related documents on its behalf, a form of which is attached hereto as Exhibit F.

Section 7.08 Good Standing.  CIC shall have delivered to Ding Neng a certificate of good standing from the Secretary of State of Delaware, dated as of a date within ten days prior to the Closing Date, certifying that CIC is in good standing as a corporation in the State of the Delaware.

Section 7.09 No Governmental Prohibition.  No order, statute, rule, regulation, executive order, injunction, stay, decree, judgment or restraining order shall have been enacted, entered, promulgated or enforced by any court or governmental or regulatory authority or instrumentality which prohibits the consummation of the transactions contemplated hereby.

Section 7.10 Consents.  All consents, approvals, waivers or amendments pursuant to all contracts, licenses, permits, trademarks and other intangibles in connection with the transactions contemplated herein, or for the continued operation of CIC after the Closing Date on the basis as presently operated, shall have been obtained.

Section 7.11 Existing Liabilities. As of the Closing Date, the existing liabilities of CIC do not exceed $500,000, including, without limitation, all of CIC’s accounts payable, taxes of any kind or nature (whether due or to become due) and any outstanding legal or other fees, costs and expenses, all as incurred prior to the Closing Date.

ARTICLE VIII

INDEMNIFICATION

Section 8.01  Indemnification by Wang.

(i) From the date of this Agreement through the one year anniversary of the Closing Date, Zhenyu Wang (“Wang”) shall indemnify and hold harmless Ding Neng, their affiliates and each of their respective successors and assigns, and their respective officers, directors, employees and agents (each, a “Ding Neng Indemnified Party”) from and against liabilities, claims (including claims by third parties), demands, judgments, losses, costs, damages or expenses whatsoever (including reasonable attorneys’, consultants’ and other professional fees and disbursements of every kind, nature and description) (the “Ding Neng Damages”) that such Ding Neng Indemnified Party may sustain, suffer or incur and that result from, arise out of or relate to (i) any material breach or inaccuracy by CIC or any CIC subsidiary or affiliate (whether existing before or on the Closing Date) of any of their representations, warranties, covenants or agreements contained in this Agreement, and/or (ii) any fraud committed by or the willful breach of this Agreement by, CIC, any CIC’s subsidiary or affiliate on or prior to the Closing Date (whether existing before or on the Closing Date).

(ii) Indemnification Procedures. A Ding Neng Indemnified Party seeking indemnification under this Section 8.01 (a “Ding Neng Indemnitee”) must give timely written notice to Wang as soon as practical after a Ding Neng Indemnitee becomes aware of any condition or event that gives rise to Ding Neng Damages for which indemnification is sought under this Article VIII and in no event later than the one year anniversary of the Closing Date.  Wang will have no liability under this Section 8.01 unless the written notice required by the preceding sentence is given by the date specified.  In the event a claim or demand is made by a party against a Ding Neng Indemnitee, the Ding Neng Indemnitee shall promptly notify Wang of such claim or demand, specifying in reasonable detail the nature of the Ding Neng Damages for which indemnification is sought, which sets forth the basis for such Ding Neng losses and the amount, to the extent then known by the Ding Neng Indemnified Party (the “Claim Notice”).

(A) If such Claim Notice states the amount of the Ding Neng Damages claimed and Wang notifies such Ding Neng Indemnitee that he does not dispute the claim described in the Claim Notice, the Ding Neng Damages specified on the Claim Notice will be admitted by Wang and Wang will pay the amount of such Ding Neng Damages claimed to the Ding Neng Indemnitee within 30 days of Wang’s notification that he does not dispute the claim described in the Claim Notice.

(B) If Wang shall notify the Ding Neng Indemnitee within thirty (30) days after receipt of the Claim Notice whether Wang will undertake, conduct and control, through counsel of its own choosing (subject to the consent of the Ding Neng Indemnitee, such consent not to be unreasonably withheld or delayed) and at his expense, the settlement or defense thereof, then such Ding Neng Indemnitee shall cooperate with Wang in connection therewith; provided that if Wang undertakes such defense: (i) Wang shall not thereby permit to exist any encumbrance or other adverse charge upon any asset of Ding Neng Indemnitee, except by operation of law, or settle such action without first obtaining the written consent of Ding Neng Indemnitee, which consent shall not be unreasonable withheld or delayed, except for settlements solely covering monetary matters for which Wang has acknowledged responsibility for payment; and (ii) Wang shall permit Ding Neng Indemnitee (at such Ding Neng Indemnitee’s sole cost and expense) to participate in such settlement or defense through counsel chosen by Ding Neng Indemnitee.  The Indemnitee agrees to preserve and provide access to all evidence that may be useful in defending against such claim and to provide reasonable cooperation in the defense thereof or in the prosecution of any action against a third party in connection therewith. Wang’s defense of any claim or demand shall not constitute an admission or concession of liability therefor or otherwise operate in derogation of any rights Wang may have against Ding Neng Indemnitee or any third party.  So long as Wang is reasonably contesting any such claim in good faith, the Ding Neng Indemnitee shall not pay or settle any such claim.  If Wang does not notify Ding Neng Indemnitee within thirty (30) days after receipt of Ding Neng Indemnitee’s Claim Notice that (1) he does not dispute the claim pursuant to Section 8.01(a)(ii)(A), and (2) he does not notify the Ding Neng Indemnitee that he elects to undertake the defense thereof, such Ding Neng Indemnitee shall have the right to contest, settle or compromise the claim in the exercise of its exclusive discretion at the expense of Wang (provided that Wang shall not be required to pay such Ding Neng Indemnitee's expenses for the defense, settlement or compromise of claims which are not covered by Wang’s obligations under this Article VIII.  Pursuant to such action under this Section 8.01(a)(ii)(B), Wang will pay the Ding Neng Indemnitee’s Ding Neng Damages within 30 days following the determination of the Ding Neng Indemnitee’s Ding Neng Damages (whether such determination is made pursuant to this Section 8.01(a), by agreement between Wang and the Ding Neng Indemnitee, by arbitration award or by final adjudication), except for those costs expressly assumed by the Ding Neng Indemnitee hereunder.

(iii) Wang will indemnify a Ding Neng Indemnitee pursuant to this Section 8.01(a) only if the aggregate amount of all of the Ding Neng Damages of such Ding Neng Indemnitee exceeds $50,000 (the “Basket Amount”), in which case Wang will be liable for the first $50,000 of such liability plus all amounts in excess of the Basket Amount.

ARTICLE IX
MISCELLANEOUS

Section 9.01                                Termination; Effect of Termination.  This Agreement may be terminated and the Exchange and the other transactions contemplated hereby may be abandoned at any time prior to the Closing, notwithstanding any approval of any matters presented in connection with the Exchange by the stockholders of CIC (the date of any such termination, the “Termination Date”), as follows:

(a)           by unanimous written consent of CIC, Ding Neng and the Ding Neng Shareholders, as duly authorized by the Boards of Directors of each of CIC and Ding Neng;

(b)           by written notice by CIC if the Closing conditions set forth in Article VI have not been satisfied by Ding Neng or the Ding Neng Shareholder, as the case may be (or waived by CIC).  Notwithstanding the foregoing, the right to terminate this Agreement under this Section 9.01(b) shall not be available to CIC due primarily to failure by CIC to fulfill any obligation under this Agreement or if CIC is in material breach of any representation, warranty or covenant contained in this Agreement, and such breach has primarily caused such Closing condition to not be satisfied;

(c)           by written notice by either Ding Neng or any Ding Neng Shareholder if the Closing conditions set forth in Article VII have not been satisfied by CIC (or waived by Ding Neng and the Ding Neng Shareholders).  Notwithstanding the foregoing, the right to terminate this Agreement under this Section 9.01(c) shall not be available to: (1) Ding Neng due primarily to the failure by Ding Neng to fulfill any obligation under this Agreement or if Ding Neng is in material breach of any representation, warranty or covenant contained in this Agreement, and such breach has primarily caused such Closing condition to not be satisfied, or (2) any Ding Neng Shareholder due primarily to the failure by such Ding Neng Shareholder to fulfill any obligation under this Agreement or if such Ding Neng Shareholder is in material breach of any representation, warranty or covenant contained in this Agreement, and such breach has primarily caused such Closing condition to not be satisfied;

(d)           by written notice by either CIC or Ding Neng if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any order or law that is, in each case, then in effect and is final and not appealable and has the effect of permanently restraining, enjoining or otherwise preventing or prohibiting the transactions contemplated by this Agreement; provided, however, the right to terminate this Agreement under this Section 9.01(d) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the primary cause of, or resulted in, any such order or law to have been enacted, issued, promulgated, enforced or entered;

(e)           by written notice by any party hereto if (i) there has been a breach by any other party hereto of any of its material representations, warranties, covenants or agreements contained in this Agreement, or if any material representation or warranty of any other party shall have become untrue or inaccurate, and (ii) the breach or inaccuracy is incapable of being cured prior to the Closing or is not cured within twenty (20) days of notice of such breach or inaccuracy; or

(f)           by written notice by CIC or Ding Neng, if either party discovers any fact or circumstance that has, or could reasonably be expected to have, a Material Adverse Effect, that was discovered in connection with the completion of the due diligence review of the other parties hereto.

(g)           In the event of the termination of this Agreement pursuant to this Section 9.01, this Agreement shall forthwith become void, and there shall be no liability on the part of any Party or any of their respective affiliates or the directors, officers, partners, members, managers, employees, agents or other representatives of any of them, and all rights and obligations of each Party shall cease, except: (i) as set forth in Article VIII, this Section 9.01 and in Section 9.07 and (ii) nothing herein shall relieve any Party from liability for any fraud committed by the willful breach of this Agreement prior to termination.  Article VIII, this Section 9.01 and Section 9.07 shall survive the termination of this Agreement.

Section 9.02                                Governing Law; Venue.  All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof.  Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the City of New York.  Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, New York for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court or that such suit, action or proceeding is improper.  Each party hereto hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof.  Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.  EACH PARTY HERETO (INCLUDING ITS AFFILIATES, AGENTS, OFFICERS, DIRECTORS AND EMPLOYEES) HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 9.03                                Notices.  All notices, requests, demands and other communications provided in connection with this Agreement shall be in writing and shall be deemed to have been duly given at the time when hand delivered, delivered by express courier, or sent by facsimile (with receipt confirmed by the sender’s transmitting device) in accordance with the contact information provided below or such other contact information as the parties may have duly provided by notice.

If to CIC:

China INSOnline Corp.
Room 42, 4F, New Henry House, 10 Ice House Street, Central
Hong Kong
Attention: Zhenyu Wang
Fax Number: [     ]

with a copy (which shall not constitute notice) to:

Troutman Sanders LLP
405 Lexington Avenue
New York, New York 10174
Attention: Henry I. Rothman
Fax Number: (212) 704-5950

If to Ding Neng or the Ding Neng Shareholders, to:

Pudong Building, 2nd Floor, Jiulong Avenue, Longwen District
Zhangzhou City, Fujian Province 363000, China
Attention: Jingmei Weng
Fax Number: 86 (0) 596 2967018

with a copy (which shall not constitute notice) to:

Ellenoff Grossman & Schole LLP
150 East 42nd Street, 11th Floor
New York, NY 10017
Attention: Barry I. Grossman, Esq.
Fax Number: (212) 370-7889

Any such notice or communication shall be deemed to have been given: (i) upon receipt, if personally delivered, (ii) on the day after dispatch, if sent by overnight courier, (iii) upon dispatch, if transmitted by facsimile and receipt is confirmed by printed receipt and (iv) three (3) days after mailing, if sent by registered or certified mail.

Section 9.04                                Confidentiality.  Each party hereto agrees with the other that, unless and until the transactions contemplated by this Agreement have been consummated, it and its representatives will hold in strict confidence all data and information obtained with respect to another party or any subsidiary thereof from any representative, officer, director or employee, or from any books or records or from personal inspection, of such other party, and shall not use such data or information or disclose the same to others, except: (i) to the extent such data or information is published, is a matter of public knowledge, or is required by law to be published; or (ii) to the extent that such data or information must be used or disclosed in order to consummate the transactions contemplated by this Agreement.  In the event of the termination of this Agreement, each party shall return to the other party all documents and other materials obtained by it or on its behalf and shall destroy all copies, digests, work papers, abstracts or other materials relating thereto, and each party will continue to comply with the confidentiality provisions set forth herein.

Section 9.05                                Schedules; Knowledge.  Each party is presumed to have full knowledge of all information set forth in the other party’s schedules delivered pursuant to this Agreement.

Section 9.06                                No Third Party Beneficiaries.  This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other person or entity.

Section 9.07                                Expenses.  Whether or not the Exchange is consummated, each of the parties hereto will bear their own respective expenses, including legal, accounting and professional fees, incurred in connection with the Exchange or any of the other transactions contemplated hereby.

Section 9.08                                Entire Agreement.  This Agreement represents the entire agreement between the parties relating to the subject matter thereof and supersedes all prior agreements, understandings and negotiations, written or oral, with respect to such subject matter.

Section 9.09                                Counterparts.  This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart.  In the event that any signature is delivered by facsimile transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile signature page were an original thereof.

Section 9.10                                Amendment or Waiver.  Every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, at law, or in equity, and may be enforced concurrently herewith, and no waiver by any party of the performance of any obligation by the other shall be construed as a waiver of the same or any other default then, theretofore, or thereafter occurring or existing.  At any time prior to the Closing Date, this Agreement may by amended by a writing signed by all parties hereto, with respect to any of the terms contained herein, and any term or condition of this Agreement may be waived or the time for performance may be extended by a writing signed by the party or parties for whose benefit the provision is intended.

Section 9.11                                Best Efforts.  Subject to the terms and conditions herein provided, each party shall use its best efforts to perform or fulfill all conditions and obligations to be performed or fulfilled by it under this Agreement so that the transactions contemplated hereby shall be consummated as soon as practicable.  Each party also agrees that it shall use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective this Agreement and the transactions contemplated herein, both prior to and following the Closing.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Share Exchange Agreement as of the date first written above.

CHINA INSONLINE CORP.

/s/
Name: Zhenyu Wang
Title: Chief Executive Officer

DING NENG HOLDINGS LIMITED

/s/
Name
Title

DING NENG SHAREHOLDERS:

NIE XINGFENG CO., LTD.

/s/
Name: Xinfeng Nie

SANFU HOLDING CO., LTD.

/s/
Name: Gaomin Huang

[SIGNATURE PAGE TO SHARE EXCHANGE AGREEMENT, CONTINUED

ZEWEN HOLDING CO., LTD.

/s/
Name: Zewen Lin
Title:

WEALTH INDEX CAPITAL GROUP LLC

/s/
Name: Shanchun Huang
Title

H.X.Z BEYOND INVESTMENT CONSULTING CO., LTD.

/s/
Name: Xuzhong Han

ZHR CAPITAL LIMITED

/s/
Name:Fulun Su

[SIGNATURE PAGE TO SHARE EXCHANGE AGREEMENT, CONTINUED]

YUXUAN HOLDING CO., LTD.

/s/
Name:Yuxuan Huang
Title:

LINGPENG HOLDING CO., LTD.

/s/
Name:Lingpeng Liu
Title

M.Y. LIN HOLDING CO., LTD.

/s/
Name:Mingyuan Lin

LINGBIN HOLDING CO., LTD.

/s/
Name:Lingbin Xie

[SIGNATURE PAGE TO SHARE EXCHANGE AGREEMENT, CONTINUED]

YANGHONG HOLDING CO., LTD.

/s/
Name:Yanghong Pan
Title:

KINGFISHER EQUITY HOLDING CO., LTD.

/s/
Name: Yue Sun
Title

MAXIM PARTNERS LLC

/s/
Name: Michael Rabinowitz
Title: Chairman

DAYSPRING CAPITAL, LLC

/s/
Name: Karl Brenza

Schedule A

Ding Neng Shareholders

Name Of Shareholder	Address	Shares of Ding Neng Holdings Held	Percentage of Ding Neng Holdings Shares Held Prior to the Exchange	Shares of CIC to be Received Upon Exchange (Post Reverse-Split)
Nie Xingfeng Co., Ltd.	P.O. Box 957, Offshore Incorporations Center, Road Town, Tortola, British Virgin Islands	15,705	31.41%
Sanfu Holding Co., Ltd.	P.O. Box 957, Offshore Incorporations Center, Road Town, Tortola, British Virgin Islands	11,095	22.19%
Zewen Holding Co., Ltd.	P.O. Box 957, Offshore Incorporations Center, Road Town, Tortola, British Virgin Islands	5,450	10.90%
Wealth Index Capital Group LLC	Naaman’s Building, Suite 206, 3501 Silverside Road, Wilmington, Delaware	3,000	6.00%
H.X.Z Beyond Investment Consulting Co., Ltd	P.O. Box 957, Offshore Incorporations Center, Road Town, Tortola, British Virgin Islands	1,500	3.00%
ZHR Capital Limited	Unit 2508A, 25F, Bank of America Tower, Central Hong Kong	2,500	5.00%
Yuxuan Holding Co., Ltd	P.O. Box 957, Offshore Incorporations Center, Road Town, Tortola, British Virgin Islands	2,000	4.00%
Lingpeng Holding Co., Ltd.	P.O. Box 957, Offshore Incorporations Center, Road Town, Tortola, British Virgin Islands	2,000	4.00%
M.Y Lin Holding Co., Ltd.	P.O. Box 957, Offshore Incorporations Center, Road Town, Tortola, British Virgin Islands	2,000	4.00%
Lingbin Holding Co., Ltd.	P.O. Box 957, Offshore Incorporations Center, Road Town, Tortola, British Virgin Islands	2,000	4.00%
Yanghong Holding Co., Ltd.	P.O. Box 957, Offshore Incorporations Center, Road Town, Tortola, British Virgin Islands	2,000	4.00%
Kingfisher Equity Holding Co., Ltd.	P.O. Box 957, Offshore Incorporations Center, Road Town, Tortola, British Virgin Islands	250	0.50%
Maxim Partners LLC	405 Lexington Avenue, New York, NY 10174	250	0.50%
Dayspring Capital, LLC	26 Cherry Street, Katonah, NY 20536	250	0.50%